Exhibit 99.2

FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
May 10, 2007	Sr. Vice President - Strategic Planning & Investor Relations

770.206.4237
mzakas@muellerwp.com

Media Contact: Katrina Blauvelt
Director - Corporate Communications & Public Affairs
770-206-4240
kblauvelt@muellerwp.com

MUELLER WATER PRODUCTS ANNOUNCES PRICING OF $425 MILLION OF 7-3/8%

SENIOR SUBORDINATED NOTES DUE 2017

(ATLANTA) - Mueller Water Products, Inc. (NYSE: MWA, MWA.B) today announced that it has priced an offering of $425 million aggregate principal amount of 7-3/8% senior subordinated notes due 2017.  The Company intends to use the net proceeds from the offering of the notes to pay the purchase price for the 14¾% senior discount notes due 2014 and 10% senior subordinated notes due 2012 tendered by holders and the consent payment relating to amendments to the underlying indentures pursuant to its previously announced outstanding offers to purchase and consent solicitations, to repay other corporate indebtedness and for general corporate purposes.  The Company expects closing to occur on or about May 24, 2007.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.  This release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of the Company to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for our products, changes in raw material pricing, labor, equipment and transportation costs, changes in customer orders, pricing actions by the Company’s competitors, changes in law, the inability to successfully integrate an acquired business, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in our filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities.  Its broad product portfolio includes engineered valves, hydrants, pipe fittings and ductile iron pipe, which are used by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries.  With revenues of approximately $1.9 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil.  Based in Atlanta, Georgia, the Company employs approximately 6,600 people.

1200 Abernathy Road, N.E.| Suite 1200| Atlanta, GA 30328

-MWA-